UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 27, 2011

FEDERAL HOME LOAN BANK OF SAN FRANCISCO
(Exact name of registrant as specified in its charter)

Federally chartered corporation	000-51398	94-6000630
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

600 California Street
San Francisco, CA 94108
(Address of principal executive offices, including zip code)

(415) 616-1000
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03 Material Modification to Rights of Security Holders.

On May 27, 2011, the Board of Directors ("Board") of the Federal Home Loan Bank of San Francisco ("Bank") modified the Bank's Risk Management Policy to add steps the Bank will take if the ratio of the Bank's estimated market value of total capital to par value of capital stock ("Ratio") is less than 100%. The modified Risk Management Policy provides that if the Ratio at the end of any quarter is: (i) less than 100% but greater than or equal to 90%, any dividend for that quarter would be limited to an annualized rate no greater than the daily average of three-month London Interbank Offered Rate ("LIBOR") (subject to certain conditions), and any excess capital stock repurchases during the subsequent quarter would not exceed $500 million (subject to certain conditions); (ii) less than 90% but greater than or equal to 70%, any dividend for that quarter and any excess capital stock repurchases during the subsequent quarter would be subject to the same limitations and conditions as in (i) above, except that any excess capital stock repurchases during the subsequent quarter would not exceed 4% of the Bank's outstanding capital stock as of the repurchase date; and (iii) less than 70%, the Bank would pay no dividend for that quarter, repurchase no excess capital stock during the subsequent quarter (but continue to redeem excess capital stock as provided in the Bank's Capital Plan), limit the acquisition of certain assets, and review the Bank's risk policies. A decision by the Board to declare or not declare any dividend or repurchase any excess capital stock is a discretionary matter and is subject to the requirements and restrictions of the Federal Home Loan Bank Act and applicable requirements under the regulations governing the operations of the Federal Home Loan Banks.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Federal Home Loan Bank of San Francisco

Date: June 3, 2011	By: /s/ Lisa B. MacMillen
Lisa B. MacMillen Executive Vice President and Chief Operating Officer